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                                                                    EXHIBIT 99.2

                                           , 2000

To all Dun & Bradstreet Stockholders:

     On             , 2000, the Board of Directors of The Dun & Bradstreet
Corporation ("D&B") declared a dividend of shares of The New D&B Corporation ("New D&B") to achieve the reorganization of D&B into two separate companies.

     If you were a stockholder of D&B as of the close of business on
            , 2000, the record date for the dividend, certificates representing shares in New D&B will be mailed to you automatically. For every two shares of D&B you held as of the close of business on such date, you will receive one share of New D&B. No fractional shares of New D&B will be issued; instead, you will be paid for such fractional shares in cash.

     In connection with the Distribution, D&B will change its name to "Moody's Corporation" and New D&B will change its name to "The Dun & Bradstreet Corporation". Stock certificates representing your shares in New D&B will be
sent to you on or about             , 2000. After the Distribution, the D&B
stock certificates you currently hold will represent your investment in the "new" Moody's Corporation. D&B stockholders should not send in their D&B stock certificates.

     Shares of New D&B will trade "regular way" on the New York Stock Exchange
beginning             , 2000. The symbol for New D&B will be "DNB" and the
symbol for the "new" Moody's Corporation will become "MCO".

     Detailed information on the reorganization plan and the businesses of New D&B and Moody's is contained in the accompanying document, which we urge you to read carefully.

     The Board believes the reorganization will enhance management focus on the businesses allowing the two companies to pursue opportunities that will improve their competitive position, enhance their valuation and create wealth for stockholders.

                                          Sincerely,

                                          --------------------------------------
                                          Clifford L. Alexander, Jr.
                                          Chairman and Chief Executive Officer
                                          The Dun & Bradstreet Corporation